EXHIBIT 99.1

Operator

Good afternoon and welcome to Diodes Incorporated’s first-quarter 2016 financial results conference call. (Operator Instructions) As a reminder, this conference call is being recorded today, Thursday, May 5, 2016.

I would now like to turn the call over to Leanne Sievers of Shelton Group Investor Relations. Leanne, please go ahead.

Leanne Sievers - Shelton Group - IR

Good afternoon and welcome to Diodes’ first-quarter 2016 financial results conference call. I’m Leanne Sievers, Executive Vice President of Shelton Group, Diodes’ Investor Relations firm.

Joining us today are Diodes’ President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Director of Investor Relations, Laura Mehrl.

Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions. Therefore, the Company claims the protection of the Safe Harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, May 5, 2016. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.

Additionally, the Company’s press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the Company’s press release are definitions and reconciliations of GAAP to non-GAAP items which provide additional details. Also, throughout the Company’s press release and management’s statements during this conference call, we refer to net income attributable to common stockholders as GAAP net income.

As a reminder, the results announced today are preliminary and are subject to Diodes’ finalizing its closing procedures and customary quarterly review by the Company’s independent registered public accounting firm. As such, these results are subject to revision until the Company files its quarterly report on Form 10-Q for the quarter ending March 31, 2016.

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the Investor Relations section of Diodes’ website at www.Diodes.com.

And now I’ll turn the call over to Diodes’ President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Keh-Shew Lu - Diodes, Inc. - President, CEO

Thank you, Leanne. Welcome, everyone, and thank you for joining us today. During the first quarter, we achieved a 370 basis point sequential improvement period in [and get] gross profit margin as a result of a full quarter of Pericom and improved product mix, due to strong growth in our industrial and automotive end markets.

In fact, revenue from our automotive market grew over 60% from the first-quarter 2015, reaching a record at 6% of revenue as we further expand our presence in this growing market. The broader semiconductor market experienced greater than typical negative seasonality in the quarter due primarily to weakness in PCs and smartphones.

(inaudible) revenue [as] (inaudible) in Pericom performed better than the market due to increased content at the key customers. The integration of Pericom remains on schedule from both [efficiency] units and sales perspectives.

With these initiatives completed in North America and Europe our efforts are now focused on the China and the rest of Asia, which should be completed within the second half of this year. We are working very closely with customers and the sales channel in order to maintain consistent [work] flow and the production throughout this process.

Overall, I am very pleased with the progress we have made so far and expect to further capitalize on cross-selling opportunities across a broader product portfolio and expand customer base. As we look to the second quarter, we expect to grow revenue sequentially and to reduce operating expense as a percent of the sales, as we benefit from additional cost synergies and operational efficiencies.

Diodes has a proven track record of integrating acquisitions and realizing the full value of the combined business. The [trend] long-term profitable growth and we have made great strides toward achieving this success with Pericom.

With that, I will now turn the call over to Rick to discuss our first-quarter financial results as well as second-quarter guidance in more detail.

Rick White - Diodes, Inc. - CFO, Secretary, Treasurer

Thanks, Dr. Lu, and good afternoon, everyone. Revenue for the first-quarter 2016 was $222.7 million, which included the first full quarter of revenue contribution from the Pericom acquisition, increasing 8% from the $206.2 million in the first-quarter 2015 and 3.9% from the $214.4 million in the fourth-quarter 2015. Excluding the revenue from Pericom, Diode’s first-quarter 2016 revenue was down 4.4% sequentially due to softness in the computing and communications markets in the quarter along with weak domestic demand in China.

GAAP gross profit for the first-quarter 2016 was $64.2 million or 28.8% of revenue, including $3.1 million of inventory valuation adjustments related to the Pericom acquisition. Non-GAAP gross profit, excluding the inventory adjustment, was $67.3 million or 30.2% of revenue compared to 26.5% last quarter. This compares to GAAP gross profit in the first-quarter 2015 of $63.9 million or 31% of revenue, and $53.6 million or 25% of revenue in the fourth-quarter 2015. The 370 basis point sequential increase in non-GAAP gross profit margin was due primarily to improved product mix and a full quarter of Pericom.

GAAP operating expenses for the first quarter 2016 were $62.8 million or 28.2% of revenue, including $6 million for the Pericom and previous acquisitions-related purchase price accounting adjustments. Excluding these expenses, non-GAAP operating expenses were $56.8 million or 25.5% of revenue. This compares to GAAP operating expenses of $47 million or 22.8% of revenue in the first-quarter 2015, and $60.4 million or 28.2% of revenue in the fourth-quarter 2015.

Looking specifically at selling, general, and administrative expenses for the first quarter, SG&A was approximately $39.5 million or 17.7% of revenue, compared to $31.7 million or 15.4% of revenue in the first-quarter 2015, and $41 million or 19.1% of revenue for the fourth-quarter 2015. Investment in research and development for the first quarter was approximately $18.1 million or 8.1% of revenue, compared to $13.3 million or 6.5% of revenue in the first-quarter 2015, and $16.4 million or 7.6% of revenue in the fourth-quarter 2015.

Combined, SG&A plus R&D was $57.6 million or 25.9% of revenue, compared to $57.4 million or 26.8% of revenue in the fourth-quarter 2015. Total other expense amounted to approximately $3.5 million for the quarter, including $2.5 million of interest expense and $1.3 million of currency losses.

Income before taxes and noncontrolling interest in the first-quarter 2016 amounted to a loss of $2 million, compared to income of $16 million in the first-quarter 2015 and a loss of $6.9 million in the fourth-quarter 2015.

Turning to income taxes, our effective income tax rate for the first quarter was approximately 27.1%.

First-quarter 2016 GAAP net loss was $1.7 million or a loss of $0.04 per share, compared to GAAP net income of $11.1 million or $0.23 per diluted share in the first-quarter 2015, and GAAP net loss of $4.8 million or a loss of $0.10 per share in the fourth-quarter 2015. The share count used to compute GAAP diluted EPS for the first-quarter 2016 was 48.3 million shares.

Non-GAAP adjusted net income was $5.9 million or $0.12 per diluted share, which excluded, net of tax, $3.5 million of purchase price accounting costs and $4.2 million of noncash acquisition-related intangible asset amortization cost. This compares to non-GAAP adjusted net income of $12.7 million or $0.26 per diluted share in the first-quarter 2015 and $6.7 million or $0.14 per diluted share in the fourth-quarter 2015.

We have included in our earnings release a reconciliation of GAAP net income to non-GAAP net income, which provides additional details. Included in the first-quarter 2016, GAAP and non-GAAP adjusted net income was approximately $2.9 million, net of tax, noncash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted EPS would have increased by $0.06 per diluted share in the first quarter.

Cash flow generated from operations was $25.5 million for the first quarter. Free cash flow was $11.9 million for the first quarter, which included $13.6 million of capital expenditures, primarily for the Chengdu site expansion.

Net cash flow for the quarter was a positive $18.6 million, including the paydown of approximately $14 million of long-term debt.

Turning to the balance sheet, at the end of the first quarter, cash and cash equivalents totaled approximately $237 million and short-term investment total $43 million. Working capital was approximately $571 million.

At the end of the first quarter, inventory increased by approximately $2 million from the end of fourth-quarter 2015 to approximately $205 million, including Pericom’s inventory and purchase price accounting adjustments of approximately $3 million. Excluding the fourth-quarter purchase accounting adjustments, inventory was up approximately $5 million with increases of $2 million in both raw materials and work in process, and $1 million and finished goods. Inventory days were 117 in the quarter compared to the 115 days last quarter.

At the end of the first quarter, accounts receivable was approximately $217 million, a decrease of $2 million from the fourth quarter. AR days were 89 compared to 90 last year quarter.

Our long-term debt totaled approximately $450 million, which includes $391 million borrowed for the acquisition of Pericom. Capital expenditures for the first quarter were $13.6 million or 6.1% of revenue. Going forward, Chengdu will be included in our target model for CapEx, which will be 5% to 9% of revenue for the full-year 2016. Depreciation and amortization expense for the first quarter was $25.1 million.

Now let’s turn to our outlook. For the second quarter of 2016, we expect to grow revenue to a range between $230 million and $240 million, or up 3.3% to 7.7% sequentially. We expect GAAP and non-GAAP gross margin to be 31.5%, plus or minus 2%.

Non-GAAP operating expenses are expected to be approximately 25% of revenue, plus or minus 1%. We expect interest expense to be approximately $2.5 million and our income tax rate to be 28%, plus or minus 3%.

Shares used to calculate diluted EPS for the second quarter are anticipated to be approximately 49.5 million. Please note that purchase accounting adjustments for Pericom and previous acquisitions of $4.4 million after-tax are not included in these non-GAAP estimates.

With that said I will now turn the call over to Mark King.

Mark King - Diodes, Inc. - SVP Sales & Marketing

Thank you, Rick, and good afternoon. Revenue for the quarter was up 3.9% sequentially, including the first full quarter of Pericom. Diodes’ stand-alone business was down 4.4% quarter-over-quarter. OEM sales were down 11%, while distributor POP was down 1% and POS declined 9%. Distributor inventory increased 2% in the quarter.

On a positive note, sales in Europe were up over 30% sequentially, with record POS due to strong automotive and industrial sales. North America was also positive in the quarter. Going forward we will report these numbers with Pericom included, now that we will have full quarter comparisons.

Turning to global sales, Asia represented 80% of revenue, Europe 11%, and North America 9%. In terms of our end markets, Consumer represented 30% of revenue, communications 24%, industrial 21%, computing 19%, and automotive was 6%. The computing market remained soft in the quarter, along with the communications market and general weak domestic demand in China. On a positive side, we continue to make progress on our automotive and industrial initiatives, with both end markets increasing sequentially.

Let me now provide more detail within each of our end markets. For the consumer market, we released a number of new products including a 3.2-watt class D amplifier for portable audio applications; a DeMux high-speed switch for display port and HDMI 2.0 video applications; a USB port detection device that can detect a wide variety of charges currently available in the market; as well as a dual differential Mux/DeMux switch solution for the emerging USB type C standard.

Also in the consumer space we are beginning to see virtual reality become a hot emerging application this year, with gaming driving the development of 3D glasses and virtual-reality goggles. We currently have HDMI and USB3 ReDrivers designed into several market-leading virtual-reality systems. Other key design wins in the consumer marketing include USB2 Mux and DeMux sockets in a USB flash drive; HDMI and display port switches for consumer display systems; a packet switch and UART for an advanced digital camera application; as well as several RF LDOs and Hall sensors for wearables and IoT modules.

Design win activity was also strong in the communications market, with key smartphone wins on superspeed Mux and DeMux USB switch, several Hall sensors, and a low-voltage DC-to-DC converter. We continue to see strong market acceptance of our CMOS LDOs for smartphone use in applications such as fingerprint sensors, Hall sensor adoption for holster and cover detection, as well as use of our broad portfolio of standard logic devices.

New product introductions for the communications space include a 2-megahertz high-efficiency synchronous buck converter that offers excellent line and load regulation and a family of RF LDOs specifically designed for the high-volume China smartphone market. For mobile communication applications including portable device charging, we released a family of 200-volt devices based on Diodes’ innovative synchronous controller platform, targeting low- to medium-power AC chargers and adapters.

Also aimed at improving the efficiencies of charters and adapters, Diodes launched two new SBR devices in the PowerDI-5 package with leading class Vf and leakage performance. Additionally, we introduced two high-voltage MOSFETs and a family of 30-volt shielded gate MOSFETs targeting the wireless charging space.

Lastly, building on our close relationship with several smartphone customers, Diodes released several surge protection devices in Q1, two of which have industry-leading performance.

For the computing market we introduced a new eight-channel differential 10-gigabit ethernet ReDriver, an eight-channel PCIe ReDriver, and a 4-bit autosensing translator to support high-performance computing applications. Significant new design wins include a USB bus switch in a major notebook platform; a wide input range display port for a new PC workstation application; as well as several new load switches and e-fuse wins in storage devices and notebook. The Pericom acquisition will completely reposition Diodes in this market going forward.

As part of our focus on expanding our industrial market penetration, we introduced several key new products during the quarter, including our latest LED drivers for off-line triac dimmable lighting applications. Additionally, our Pericom team released several new 8- and 16-bit GPIO expanders. These devices provide higher drive capability, lower supply current, and higher frequency operation in a small footprint for applications such as power switches, pushbuttons, sensors, and lighting.

We also released a family of new PCI UART I/O bridges targeted for a variety of industrial applications such as factory automation, process control, instrumentation, and multiport data communication. There was significant design win activity in the industrial space, with key wins including a Hall sensor and a universal level shifter into smart e-metering applications as well as several large wins in the industrial control system.

We also had a very active quarter with new LED lighting wins, including more than 10 large sockets for LED retrofit bulbs, plus wins for smart lighting, panel lighting, and safety lighting applications.

For the automotive market we continue to make great progress on our auto initiatives, as indicated by our achievement of 60% year-over-year growth and reaching a record 6% of total revenue. Our MOSFET, SBR, and TVS product portfolios have gained strong traction across an expanding customer base which is only further enhanced by the addition of the Pericom products.

During the quarter, Diodes further extended our range of automotive-qualified MOSFETs with the addition of 60-volt and 80-volt rated products featuring shielded gate technology. Additionally, we launched automotive-qualified versions of our industry-leading bipolar transistor products.

We also generated strong demand for our constant-current linear LED drivers launched last quarter for interior ambient and courtesy lighting. These LED drivers offer a range of fixed-output current options as well as excellent temperature stability, and continue to find strong acceptance in a number of automotive lighting applications.

Overall, we continue to focus on the automotive segment through investment in new products as well as targeted customer development, and we are well on our way to achieving our long-term goal of 10% of revenue.

In summary, we remain focused in the coming year to complete the integration of Pericom across our organization and sales channel while capitalizing on cross-selling opportunities and cost efficiencies. We are well positioned with customers in each of our end markets, with an expanded product portfolio, and have achieved strong design win momentum to support our continued growth.

With that I’ll open the floor to questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions) Steve Smigie, Raymond James.

Steve Smigie - Raymond James & Associates, Inc. - Analyst

Great. Thanks a lot, guys. I just want to say great job on the numbers here. I mean, with the PC and the handset weakness out there, I’m surprised to see how strong the results were there.

I was hoping you could comment a little bit on any surprises now that you’ve had a full quarter of Pericom. Any new thinking about what you have there, either revenue or margin opportunities?

Mark King - Diodes, Inc. - SVP Sales & Marketing

I think we did a pretty thorough investigation before we purchased it, so I don’t think there’s really any surprises. It’s a little bit more deliberate business, a little slower to grow than our business, a little bit longer design cycle. But quite frankly, the product mix is quite good; the customer interest and the customer interface in the key Pericom customers is quite good.

Their penetration in the computer segment and their view of the computer segment is quite different from ours, so I think it’s going to give us some very solid perspective where we can position ourselves differently in that marketplace going forward. So I think that’s a very positive note.

We’re quite excited about the product line. We see some opportunities to drive their crystals a little bit differently than they’ve been driving them in the past years. So that fits well into our standard products business and so on.

So actually we’re quite excited about the organization and the people that we’ve brought aboard and so forth. So, so far so good.

Steve Smigie - Raymond James & Associates, Inc. - Analyst

Great; thanks. I was wondering if you could talk about how you think about R&D spending going forward. Are there more improvements to be made there or elsewhere in terms of overall dollars? Or just curious how you’re thinking about that as a percentage of revenue, say, as we get into later in the year and into the future years. Thanks.

Keh-Shew Lu - Diodes, Inc. - President, CEO

Well, their R&D as a percent of their revenue is higher than ours. But we are not intend to get rid of people (inaudible). That’s not our strategy.

But what we do, we try to grow the revenue as best as we can so we will gradually bring down the percent — R&D as a percent of the revenue. It might take a little bit longer to get to 5%, but it’s not going to be much higher than our business model. It just needs to take time when the revenue of cross-selling all those start to get effect, and our revenue growth is growing much faster than at the end, as a percent we’ll go back to our business model.

Steve Smigie - Raymond James & Associates, Inc. - Analyst

Okay, great. Then just last question, was hoping you could talk about any updated thoughts on what you think seasonality might look like on a sequential basis going forward, now that you’ve got the two businesses combined.

Keh-Shew Lu - Diodes, Inc. - President, CEO

Well, I think the seasonality is probably — go back to the same as — not last year, but in the past. 1Q is low; second Q is higher; third Q is even higher; then 4Q either stay down, slightly down, flat.

Last year is a very strange year. Third Q, fourth Q orders flat, and is softer than it used to be. But so far my feeling, personal feeling, is we go back to the old business model, all [seasonalities].

Steve Smigie - Raymond James & Associates, Inc. - Analyst

Okay, great. Well, congratulations again on the really solid numbers. Thanks.

Operator

Gary Mobley, Benchmark.

Gary Mobley - The Benchmark Company - Analyst

Good afternoon, guys. In 2014 and 2015 and even prior years, Q2 normally brought on a sequential sales gain of somewhere around 6% or 6.5%, and that of course being driven by seasonality. I guess the midpoint of your guide today for Q2 is 5.5%, so I guess I would have expected a little bit more favorable seasonality in this particular Q2 just because of how drawn down inventories were in the channel, presumably with your distributors directly to your end customers and whatnot.

So could talk about the puts and takes in achieving the high end of the guidance, based on some sort of inventory restocking?

Keh-Shew Lu - Diodes, Inc. - President, CEO

Well, the guidance we give to is 5.5%, but we’re sure hoping we beat our numbers. But the overall market in second quarter is still somehow soft than before, especially [because] computing and the cellphone market is still not really fully recovered. Therefore we guide our growth at a 5.5%.

Gary Mobley - The Benchmark Company - Analyst

Okay. Relating to smartphones — and I’m not trying to get you to disclose a certain customer by any stretch of the imagination. But the smartphone weakness that you’re seeing, is it tied to one specific customer? Or is it more broadly based on market conditions?

Mark King - Diodes, Inc. - SVP Sales & Marketing

I would say a little bit of both. It’s hard to say. I mean our smartphone penetration has been more narrow to a couple of the big names and big share thing. But we’ll start to see that change because our position in China is changing going forward.

So I would say when you have big customers and they’re cyclical, then that is going to affect your number. So we’re not as strong. We’ve been more focused outside of China in our smartphone development previously; but we’re working on rounding that out a little bit this year, and we think we have some great opportunities with some of our newer products.

Gary Mobley - The Benchmark Company - Analyst

Okay. Dr. Lu, in the past, you’ve talked about a goal of achieving 35% gross margin on $1 billion in annual revenue. If normal seasonal trends play out and market conditions don’t deteriorate, one would expect you to be at that billion-dollar threshold in 2017. Is that the year when we see 35% gross margin?

Keh-Shew Lu - Diodes, Inc. - President, CEO

Well, I sure hope so. If you look at 1Q, we are getting 30%; and then we guide in second quarter 31.5%. If we’re thinking 3Q can continue to grow, then this year we probably will hit to higher than that. Okay?

Probably somewhere around — I don’t know the point yet. But the third quarter we probably should be up another notch compared with the second quarter.

Then, after that, with the revenue growth, with the capacity utilization improved, if you continue growth then I think — hope — our next year we should be getting to that kind of models.

Gary Mobley - The Benchmark Company - Analyst

Okay. Last question, I promise. I know the markets you compete in are very fragmented, but if I’m not mistaken you’ve had at least two or three competitors combine with other companies. You have a couple Japanese IDMs either completely get out of the market or certainly reduce their emphasis on the markets in which you compete.

So are you seeing a better pricing environment as a result of fewer competitors and maybe less aggressive competitors?

Keh-Shew Lu - Diodes, Inc. - President, CEO

Well, if you think — look at what we say, we say product mix, right? And that is really indicate something, okay? I’ll let Mark to answer you the rest of the question.

Mark King - Diodes, Inc. - SVP Sales & Marketing

Yes, I think we see the potential for that. I think some of the acquisitions are relatively new and the market has been relatively soft. So I don’t think we’ve really seen a big impact of the ASP yet.

What we have started to see is the impact of the access to customers, and specifically some places in the automotive marketplace where there is overlapping competitive space, where now they are looking — there’s a solid reason for them to make a shift to a new vendor or to add a new vendor. Now, those aren’t going to happen overnight; but in the long run in some of our key products, we see that as a very, very significant opportunity.

So both the two big ones in our space should have a positive impact on some customers that may have been less than excited to add a new vendor. So we see it as an opportunity.

But we’re not seeing any positive stuff on the ASP line yet. I think there still has to be a tightening of the marketplace before we’ll start to see it in that. Then over time then we might never go back, but that still has to play out.

Gary Mobley - The Benchmark Company - Analyst

Okay, all right. Thanks, everyone.

Operator

Christopher Longiaru, Sidoti & Company.

Christopher Longiaru - Sidoti & Company - Analyst

Hey, guys, thanks for taking my question. My big question has to do with: Can you tell us where Diodes proper’s utilization rates were for the quarter? Where did they improve? Where did they maybe get worse? And what your expectation is for how high you have to be to get to that 35% gross margin goal.

Keh-Shew Lu - Diodes, Inc. - President, CEO

Well, let me answer some questions, then I’ll let Rick answer the real number, okay? Our business model is getting — it’s 95% assembly and 80% wafer fab. That’s our business model.

If we can get that and then press somewhat the ASPs stabilization, we should be able to get to 35% models. Okay?

Now, 1Q actually is softer than 4Q if you look at that, and so our utilization actually still goes down some. But what we do in the Shanghai fab we actually — on February 1, we shut down one whole month of Chinese New Year month, which is February. So our Shanghai BCD fab 1 was shut down one full month to improve the utilization of the other two months. On the [S] fab too we took a little bit longer Chinese New Year vacation. So a lot of action was taken trying to improve the utilizations in 1Q.

Then 2Q, obviously, the [roll-in] is getting better because you see we put in the growth in there. Okay?

So unfortunately, Pericom growth would not help our loading, because Pericom, the wafer is outside and their assembly still today still outside. So the growth — the loading improvement of people coming from [ties] the growth.

So I know second quarter will be improved some. And that is the answer.

Rick White - Diodes, Inc. - CFO, Secretary, Treasurer

This is Rick. I don’t have those specific numbers for the wafer fabs and the assembly test here right in front of me. So I will get those and, Chris, I’ll give them to you.

Christopher Longiaru - Sidoti & Company - Analyst

Great. Then my only other question is — so as you talk about revenue expansion as the key to driving the SG&A and R&D down as a percentage of overall sales. How much of just the low-hanging fruit were you able to cut out in the March quarter? Meaning just some overlapping general and administrative costs, etc., from Pericom.

And is there anything left on that front that’s included in the June guide? Or is the June guide Diodes proper?

Keh-Shew Lu - Diodes, Inc. - President, CEO

Okay. In the March quarter, actually the only thing we could eliminate is their Board cost. Okay? Their Board member is no longer there. That is the only cost we can really eliminate. Okay?

Now, go through in the second quarter, we will try to do something; but don’t forget we are not going to just do the consolidation and get the people. That’s not our objective.

Some of the step — for example, we moved our office — our Diodes [sales] office, to Pericom office. But the [lease] of our own office we can now really get rid of it; so we subbed this out at a much lower price.

So we save some. But after the [lease] is over we can save more. Okay?

For example, their [central] Taiwan office, engineering office [whom] consolidate both together. But they were one-year contracts, one-year lease. So from the long-term, a lot of consolidation happen; we can get rid of a lot of SG&A.

But the problem is it cannot really happen over short period of time. So for sure, 1Q, not too much, because there’s just some of the Board costs. Second quarter has a little bit, but it still takes time to get a major saving from acquisition or from consolidations.

Christopher Longiaru - Sidoti & Company - Analyst

That’s very helpful. Thank you very much. I’ll jump out, guys. Thanks for answering my questions.

Operator

(Operator Instructions) Tristan Gerra, Robert Baird.

Justin Li - Robert W. Baird & Company, Inc. - Analyst

Hi, thanks for allowing me to ask a question. This is Justin Li calling for Tristan Gerra. Could you provide an update on the ramp of fab 2 at BCD?

Mark King - Diodes, Inc. - SVP Sales & Marketing

The ramp of fab 2 in BCD.

Rick White - Diodes, Inc. - CFO, Secretary, Treasurer

The ramp of fab 2 in BCD.

Keh-Shew Lu - Diodes, Inc. - President, CEO

Rent?

Mark King - Diodes, Inc. - SVP Sales & Marketing

Ramp.

Keh-Shew Lu - Diodes, Inc. - President, CEO

Ramp? Oh, okay.

Justin Li - Robert W. Baird & Company, Inc. - Analyst

Yes, the ramp up.

Rick White - Diodes, Inc. - CFO, Secretary, Treasurer

Increasing.

Keh-Shew Lu - Diodes, Inc. - President, CEO

The ramp on the BCD fab 2. We actually have two separate efforts. One is six-inch [portion]. And 6-inch portion, it’s a new product, start to ramp. I remember the last time I looked at it about two weeks ago, if I remember right, it’s about 70% of the utilization on fab 2, 6-inch now.

What we did is we moved some of the capacity for 6-inch space to put in the 8-inch. So we are developing the 8-inch capability in production in the fab 2.

Currently (inaudible) we are in a DOE stage. The process is almost there and equipment is all up. The first equipment is already installed, and we are doing the DOE, and we believe we can qualify and go to production in 4Q this year.

First capacity will be 3,000 wafers per month; and then we will kick off the second phase to go to about 12,000 8-inch wafer per month capacity. So basically by shrinking the 6-inch then we can really improve the 6-inch loading. But at the same time we’re going to install 8-inch capacity, and so we have a lot of 8-inch requirement outside and we can move in.

Justin Li - Robert W. Baird & Company, Inc. - Analyst

Thanks, that’s very helpful. Then my second question is about — in the guidance there is a $4.4 million accounting adjustment. Could you explain: Where does that come from? Because we have the same gross margin on GAAP and non-GAAP basis, so I guess — that $4.4 million, does it fall into the operation expense?

Rick White - Diodes, Inc. - CFO, Secretary, Treasurer

Yes, so are you talking about second quarter or first quarter?

Justin Li - Robert W. Baird & Company, Inc. - Analyst

Second-quarter guidance.

Rick White - Diodes, Inc. - CFO, Secretary, Treasurer

Yes, the second-quarter guidance, that’s all asset amortization cost, intangible asset amortization cost, after-tax.

Justin Li - Robert W. Baird & Company, Inc. - Analyst

I see; thanks. Then my last question is about Samsung. Could you give us an estimate of how many percent of revenue is coming from Samsung in the past quarter?

Mark King - Diodes, Inc. - SVP Sales & Marketing

We don’t really give those details, but they are not a 10% customer.

Justin Li - Robert W. Baird & Company, Inc. - Analyst

All right. Thanks.

Operator

Shawn Harrison, Longbow Research.

Shawn Harrison - Longbow Research - Analyst

Hi, everyone. Mark, I guess I wanted to make sure I heard this right. POS at distribution was down 9% sequentially; is that Correct?

Mark King - Diodes, Inc. - SVP Sales & Marketing

Yes.

Shawn Harrison - Longbow Research - Analyst

Okay. Did it improve during April? Or I guess what was the linearity of that as the quarter went on, and how has April been?

Mark King - Diodes, Inc. - SVP Sales & Marketing

I have to tell you I haven’t seen April yet. And actually POS was — it was quite reasonable. It’s a narrow customer base that drove the POS down in Asia, very communication-based and computer-based. So we didn’t look at it as a thing.

Then again in the first quarter, the China local was also — or China domestic was also soft. So it wasn’t that unexpected. But the good sign was that the POS remained relatively flat so that people see the change going over.

So we’re expecting to see — I don’t know if I really — I guess it’s in our guidance. I think we expect to see an improvement of somewhere between 7% and 10% in POS in the Asian marketplace.

And again, in Europe we had a record quarter. That was the highest POS month we’ve ever had. And North America was solid and reasonably — up slightly, I believe. It was very expected from a POS perspective.

Keh-Shew Lu - Diodes, Inc. - President, CEO

Don’t forget in Asia, the first quarter has the Chinese New Year.

Mark King - Diodes, Inc. - SVP Sales & Marketing

Right, right.

Keh-Shew Lu - Diodes, Inc. - President, CEO

And most our customer, which is the [CEM], they shut down for the long-term during the Chinese New Year. So if you look at one week or two week out of the whole quarter, that will give you a big drop on the POS point of view.

Shawn Harrison - Longbow Research - Analyst

But the balance post the New Year holiday was generally what you anticipated coming into the quarter?

Keh-Shew Lu - Diodes, Inc. - President, CEO

Yes.

Shawn Harrison - Longbow Research - Analyst

Okay. Second, I guess going back to an earlier question on Pericom, I think last quarter there was an accretion forecast thrown out of around $0.05 to $0.08 for the year. Is there an update to that $0.05 to $0.08 forecast?

Rick White - Diodes, Inc. - CFO, Secretary, Treasurer

Yes. I went back and looked at it in detail. If you take out the purchase accounting adjustments, all the fair market value, inventory writeups, all of those, the accretion looks to be about $0.14 for the year. Now that assumes that we don’t use their cash to pay off any of the debt. It assumes we borrowed the full amount to purchase them.

So if you said: Well, if you use their cash to pay off the debt, there’s probably another $0.03 to $0.05 impact in there, and so it would be somewhere around $0.14 to $0.20. So I kind of undershot it last time.

Shawn Harrison - Longbow Research - Analyst

Sometimes it’s good to have upside, right?

Mark King - Diodes, Inc. - SVP Sales & Marketing

Yes, we always look for upside.

Shawn Harrison - Longbow Research - Analyst

Then I guess on the debt repayment, should we expect all free cash generated going forward, at least for the near term, to be utilized toward debt reduction?

Rick White - Diodes, Inc. - CFO, Secretary, Treasurer

That’s my goal. I mean, we also have a stock repurchase plan out there. So we will determine whether we want to pay off the debt or buy stock back. But if we don’t buy stock back we’ll use the free cash flow to pay off the debt.

Shawn Harrison - Longbow Research - Analyst

Okay. Lastly just I guess, jog my memory. Share count was down at least on a diluted basis sequentially. Was stock bought back during the quarter, or was there some type of accounting dynamic that affected the diluted share count?

Rick White - Diodes, Inc. - CFO, Secretary, Treasurer

Yes, it’s the accounting dynamic. When you have a loss, you can’t use your fully diluted shares because that would decrease the loss.

Shawn Harrison - Longbow Research - Analyst

Got you.

Rick White - Diodes, Inc. - CFO, Secretary, Treasurer

So you have to use just the basic share count.

Shawn Harrison - Longbow Research - Analyst

Perfect. Thank you.

Keh-Shew Lu - Diodes, Inc. - President, CEO

And —

Rick White - Diodes, Inc. - CFO, Secretary, Treasurer

Yes, so Chris asked a question about utilization, and I’ve got the numbers here right now. The wafer fabs are running [K-Fab] and [O-Fab] are between 87% and 93%. So the two fabs, [S-FABs] are - SFAB 1 is about 55% and SFAB 2 is about 70%.

Keh-Shew Lu - Diodes, Inc. - President, CEO

Yes, so SFAB 2 70%. SFAB 1, the reason it’s 50% or low is because we shut down the whole February, the whole month. So only working two months only.

Shawn Harrison - Longbow Research - Analyst

Thank you.

Rick White - Diodes, Inc. - CFO, Secretary, Treasurer

Okay, and then the —

Keh-Shew Lu - Diodes, Inc. - President, CEO

Assembly and test —

Rick White - Diodes, Inc. - CFO, Secretary, Treasurer

SAT was about 75%, and CAT was 95%. So we’re — gotten — CAT is Chengdu and SAT is the Shanghai assembly test.

Keh-Shew Lu - Diodes, Inc. - President, CEO

And Shanghai, the reason is the revenue in 1Q is going down, so the loading is softer.

Rick White - Diodes, Inc. - CFO, Secretary, Treasurer

Soft, right.

Keh-Shew Lu - Diodes, Inc. - President, CEO

And again, it’s Chinese New Year. The (inaudible) affect it.

Rick White - Diodes, Inc. - CFO, Secretary, Treasurer

Right. It’s about where it was in the fourth quarter. I think we said 80% in the fourth quarter, so it’s pretty close to where we were in the fourth quarter.

Keh-Shew Lu - Diodes, Inc. - President, CEO

So we have a lot of potential upside. If we can get the loading up, when the business start growing and we can get the loading up, our GP should be improving.

Rick White - Diodes, Inc. - CFO, Secretary, Treasurer

Should be improving. That’s correct.

Keh-Shew Lu - Diodes, Inc. - President, CEO

Yes, and that’s why I feel confident if we can go back to the revenue of — the growth is go back and the revenues there, we should be able to get 35% as our business model. It’s there.

Operator

That’s all the questions that we have in the queue at this time. I would like to turn the call back over to management for any closing remarks.

Keh-Shew Lu - Diodes, Inc. - President, CEO

Thank you for your participation today. Operator, you may now disconnect.

Operator

Ladies and gentlemen, thank you again for your participation in today’s conference call. This now concludes the program, and you may all disconnect your telephone lines at this time. Everyone have a great day.